Exhibit 8.1

PNI Digital Media Inc. (Canada)

Quarterhouse Software Inc. (USA)

PNI Digital Media Ltd. (UK)

PNI Digital Media Europe Ltd. (UK

PhotoChannel Management Inc. (Bermuda) – Dormant

PhotoChannel Capital Inc. (USA) - Dormant